Exhibit 4.29

DATED JULY 2014

CHINA LNG SHIPPING (HOLDINGS) LIMITED

and

TEEKAY LNG OPERATING LLC

SHAREHOLDERS’ AGREEMENT

RELATING TO

TC LNG SHIPPING LLC

THIS AGREEMENT is made as of the      day of July, 2014

BETWEEN:

(1)

CHINA LNG SHIPPING (HOLDINGS) LIMITED (Company No. 0845254), a company incorporated in Hong Kong, having its address for correspondence at Room 912, 9th Floor, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong (“CLNG”);

and

(2)

TEEKAY LNG OPERATING LLC (Company No. 960612), a limited liability company formed and existing in the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake island, Majuro, Marshall Islands, MH96960 with a business address at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“Teekay”).

WHEREAS

(A) Teekay was approved as a prequalified tenderer to submit a proposal to purchase, charter and manage up to fifteen (15) Arc7 LNG vessels which are to be built by Daewoo Shipbuilding &Marine Engineering Co. Ltd. for service of the Yamal LNG Project (the “Project”).

(B) CLNG and Teekay agreed to cooperate as a consortium (the “Consortium”) in submitting a proposal to provide up to six (6) Vessels (as defined below) for the Project and appointed Teekay as Consortium leader authorized to sign the proposal on behalf of the Consortium, and to act for and bind the Consortium in all matters relating to the Proposal.

(C) Teekay was informed on 17th February 2014 that it was selected as a preferred bidder for the Project and together with CLNG finalised into bilateral negotiations with Yamal LNG in connection with the Project.

(D) CLNG and Teekay have incorporated the Joint Venture Company (as defined below) and have each subscribed for their respective Agreed Proportions (as defined below) of the issued share capital of the Joint Venture Company. The purpose of the Joint Venture Company is to form and own a separate special purpose company for each Vessel to be purchased and chartered in connection with the Project.

(E) This Agreement sets out the terms upon which, inter alia, the parties will regulate their relationship as shareholders of the Joint Venture Company and the administration and conduct of the respective businesses of the Joint Venture Company, and the Vessel Owning Companies (as defined below).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the contrary intention appears, the following words and expressions shall have the following meanings:

“Affiliate” means any person who directly or indirectly owns, controls, is under common ownership or control with or is controlled by the party in question; where “own” or “control” means the ownership of 50% or more shares or the right to exercise 50% or more of the voting shares of a company or other entity or of the equivalent rights so as to determine the decisions of such company or other entity.

“Annual Budget” has the meaning ascribed thereto in Clause 9.1;

“Agreed Proportions” means 50% in respect of Teekay and 50% in respect of CLNG or (if different) such other proportions as equal, at the relevant time, the percentages which the number of the Shares beneficially owned by those parties respectively in the Joint Venture Company bear to the total number of the issued Shares of the Joint Venture Company.

“Associated Person” means the in relation to a Shareholder, such Shareholder and its Affiliates and their respective directors, officers, employees, agents, suppliers and sub-contractors.

“Board” means, in relation to each Company, the board of directors of that Company from time to time.

“Builder” means Daewoo Shipbuilding &Marine Engineering Co. Ltd.

“Business” means, in relation to each Company, the business to be carried on by that Company as set out in Clause 3.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in each of Vancouver, London, Hong Kong and Beijing, and (if payment or other dealing is required to be made on that day) in New York City and (in the case of payment) the place to which such payment is required to be made.

“Charterer” means, in relation to each Time Charter, the charterer for the time being under the Time Charter, being, at the date of this Agreement, Yamal Trade Pte Ltd.

“CLNG Director” means, in relation to each Company, a Director appointed by CLNG in accordance with this Agreement and the Constitution of that Company.

“CLSICO” means, China LNG Shipping (International) Co., Limited with business address Unit Nos. 01-02, Level 31, Millennium City 6, 392 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong.

“Companies” means the Joint Venture Company and the Vessel Owning Companies and ‘Company’ means any one of them details of which are set out in Schedule 2.

“Constitution” means, in relation to each Company, the articles of incorporation or by-laws or the memorandum and articles of association or equivalent constitutional documents of that Company.

“Corporate Services Agreement” means the agreement to be made between the Companies and the Corporate Services Provider in the agreed form, whereby the Corporate Services Provider will provide administrative and corporate services to the Companies.

“Corporate Services Provider” means, Teekay Shipping Limited (or its Affiliate) or such other entity as may be agreed between Shareholders from time to time.

“Debt Financing” has the meaning ascribed thereto in Clause 6.4;

“Directors” means, in relation to each Company, the directors for the time being of that Company.

“Dollars” and the symbol “$” means the lawful currency of the United States of America.

“GAAP” means the generally accepted accounting principles of the United States of America.

“Joint Venture Company” means TC LNG Shipping LLC, a limited liability company formed in the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“LIBOR” means (i) the rate for Dollar deposits for periods of six months at or about 11:00 a.m. (London Time) on the relevant day in question as displayed on Telerate page 3750 (being the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person who takes over the administration of that rate) (or such other page as may replace such page 3750 on such system from time to time), or (ii) if on such date no such rate is displayed on Telerate, the arithmetic mean (rounded upwards if necessary to the nearest multiple of one sixteenth of one per cent. (1/16%)), as determined by the parties of offered rates denominated in Dollars for periods of six months which appear on the display designated “LIBOR” on the Reuter Monitor Screen, being the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person who takes over the administration of that rate, (or such other page as may replace the “LIBOR” page on such system for the purpose of displaying rates of leading reference banks in the London Interbank market) at or about 11:00 a.m. (London time) on the relevant day in question or (iii) if on such date no such rate is so displayed on the Telerate System or the Reuter Monitor System, LIBOR shall be the rate notified to the parties by such bank as they may from time to time jointly select to be the rate at which such bank is offering deposits in US Dollars for periods of six months to leading banks in the London Interbank market in an amount equal to or comparable with the relevant amount at or about 11:00 a.m. (London time) on the relevant day in question.

“LNG” means liquefied natural gas.

“Marshall Islands” means The Republic of the Marshall Islands.

“Material Documents” means the Time Charters, the Shipbuilding Contracts, the Supplementary Construction Agreements, the Corporate Services Agreements, the Supervision Agreements, the Ship Management Agreements, and any material documents entered into in connection with any Debt Financing.

“Reserved Matters” means the matters listed in Schedule 1.

“Shareholder Loan” means any loan made available to the Joint Venture Company or any Vessel Owning Company by a Shareholder or an Affiliate of a Shareholder on behalf of a Shareholder pursuant to this Agreement.

“Shareholders” means, together, Teekay and CLNG (or their respective successors in title to the Shares in the Joint Venture Company) and “Shareholder” means any of them as the context may require.

“Shares” means, in relation to each Company, the ordinary shares or membership interests, as the case may be, in the capital of that Company.

“Shipbuilding Contract” means, in relation to each Vessel, the shipbuilding contract for the construction of that Vessel made or to be made between the Builder and the relevant Vessel Owning Company referred to below:

Hull Number/Vessel	Vessel Owning Company

2423	DSME Hull No. 2423 L.L.C.

2425	DSME Hull No. 2425 L.L.C.

2430	DSME Hull No. 2430 L.L.C.

2431 2433 2434	DSME Hull No. 2431 L.L.C. DSME Hull No. 2433 L.L.C. DSME Hull No. 2434 L.L.C.

“Ship Management Agreement” means, in relation to each Vessel, the management agreement in respect of that Vessel made or to be made between the Vessel Owning Company and the Ship Manager in the agreed form whereby the Ship Manager manages the Vessel following its delivery to the Vessel Owning Company under the relevant Shipbuilding Contract.

“Ship Manager” means, in relation to each Vessel, the manager of that Vessel being Teekay Shipping Limited or such other entity as may be agreed between Shareholders from time to time.

“Specified Rate” has the meaning ascribed thereto in Clause 15.3.

“Supervision Agreements” means, in relation to each Vessel, the agreement in respect of that Vessel, made or to be made between the Supervisor and the relevant Vessel Owning Company in the agreed form relating to the supervision of construction and plan approval for each of the Vessels.

“Supervisor” means, for the time being, Teekay Shipping Limited (or its Affiliate).

“Supplemental Construction Agreement” means the supplemental construction agreement made or to be made between each Vessel Owning Company and the Charterer in relation to the relevant Shipbuilding Contract of the relevant Vessel.

“TGP” means Teekay LNG Partners L.P. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 with business address at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda and mailing address at Suite No. 1778, 48 Par-la Ville Road, Hamilton, HM11, Bermuda.

“Time Charter” means, in relation to each Vessel, the time charter of that Vessel made or to be made between the relevant Vessel Owning Company purchasing such Vessel as owner and the Charterer as time charterer and, in the event that such time charter is replaced by a bareboat charter in accordance with the terms of time charter, all references herein to the “Time Charter” shall be construed as referring to such bareboat charter.

“Teekay Director” means, in relation to each Company, a Director appointed by Teekay in accordance with this Agreement and the Constitution of that Company.

“Teekay Shipping Limited” means Teekay Shipping Limited of 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda and with its mailing address at Suite No. 1778, 48 Par-la Ville Road, Hamilton, HM11, Bermuda.

“Total Shareholders’ Commitment” means the total amount to be agreed by the Shareholders to contribute towards the total delivered ship cost as equity in each Vessel

Owning Company and contingent funding for cost overruns, as may be varied by agreement between the Shareholders and the financiers under the Debt Financing, unless otherwise agreed between the Shareholders.

“Vessel Owning Companies” means the Marshall Islands limited liability companies (details of which are set out in Schedule 2), which are wholly owned by the Joint Venture Company.

“Vessels” means the following new building vessels under construction by the Builder with the Builder’s hull numbers specified below, each of which will be acquired under the applicable Shipbuilding Contract and owned by the relevant Vessel Owning Company below:

Hull Number	Vessel Owning Company

2423	DSME Hull No 2423 LLC

2425	DSME Hull No 2425 LLC

2430	DSME Hull No 2430 LLC

2431 2433 2434	DSME Hull No 2431 LLC DSME Hull No 2433 LLC DSME Hull No 2434 LLC

1.2	References to Clauses, Schedules and Appendices are, unless otherwise stated, to clauses of and schedules and appendices to this Agreement.

1.3	Any document expressed to be “in the agreed form” means a document in a form approved by (and for the purpose of identification signed or initialled by or on behalf of) the Shareholders.

1.4	Unless the context otherwise requires, words in the singular include the plural and vice versa.

1.5	References to persons include a corporate entity and anybody of persons, corporate or unincorporate.

1.6	References to any person include such person’s successors and permitted assigns.

1.7	References to any document include the same as varied, supplemented or replaced from time to time.

1.8	Clause headings are for convenience of reference only and are not to be taken into account in construction.

1.9	In this Agreement any reference to an enactment includes a reference to:

(a)	that enactment as amended or re-enacted, with or without amendment, whether before this Agreement or not; or

(b)	any enactment which that enactment re-enacts, whether with or without amendment; or

(c)	any subordinate legislation made under the enactment referred to or under any such enactment as is described in paragraph (a) or (b) of this Clause 1.9;

and a reference to things done or falling to be done under or for the purpose of any enactment shall be construed accordingly.

1.10	A reference in this Agreement to the service of a notice or other communication, or to the date of such service, shall be construed in accordance with Clause 21.

1.11

A person who is not a party to this Agreement may not enforce or otherwise have the benefit of any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 and without limitation, no consent of any such person shall be required for the rescission or amendment of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

2.	AGREEMENT FOR JOINT VENTURE AND WARRANTIES

2.1	The Shareholders agree to operate the Joint Venture Company as a joint venture in accordance with the terms of this Agreement.

2.2

Each Shareholder undertakes with the other that, so long as they hold any beneficial interest in Shares in the Joint Venture Company, they shall do all such acts and things and exercise their respective votes as shareholders of the Joint Venture Company, as appropriate, to ensure that the provisions of this Agreement shall be observed and put into effect for the purpose of the business, operations, management and administration of each Company, and generally use their best endeavours to promote the business and operations of each Company.

2.3	Each Shareholder acknowledges to the other a duty to act in good faith in all the matters and transactions covered by this Agreement.

2.4	Each of the Shareholders represents and warrants to the other that:

2.4.1	it is duly organised and validly existing, and in compliance with the laws of its country of incorporation;

2.4.2

it has the capacity and has taken all necessary actions and has obtained all necessary consents and approvals to enter into this Agreement and the documents to which it is to be party (if any) as specified in this Agreement;

2.4.3

upon execution and delivery, this Agreement and the documents to which it is to be party (if any) as specified in this Agreement will constitute its legal, valid and binding obligations and liabilities enforceable against it in accordance with their respective terms; and

2.4.4

its entry into and performance of its obligations under this Agreement and the documents to which it is to be party (if any) as specified in this Agreement will not involve or lead to a contravention of any applicable statute or regulation of any governmental or official authority or body or other applicable law or of its constitutional documents or any contractual or other obligation or restriction which is binding on it or any of its assets.

2.5

Each Shareholder acknowledges that, in entering into this Agreement, it does not do so in consideration of or in reliance on any representation or warranty by the other Shareholder other than as is contained in this Agreement. Except as expressly provided in this Agreement, all representations and warranties implied by statute or common law are hereby excluded to the fullest extent permitted by law and each Shareholder waives and releases all rights and remedies that it would otherwise have in respect of the same (other than on grounds of fraud).

2.6

Each Shareholder acknowledges that upon the Vessel Owning Company executing and entering into the Time Charter, such Vessel Owning Company shall be under certain obligations to the Charterer under the terms of the Time Charter. Each Shareholder agrees and acknowledges that it will not take any action in its capacity as a Shareholder which would result in such Vessel Owning Company being in breach of its obligations under the Time Charter.

3.	OBJECTS

3.1

The Joint Venture Company shall be the sole owner of all Shares in the Vessel Owning Companies and the business of the Joint Venture Company shall be to ensure that each Vessel Owning Company conducts its business and affairs in accordance with this Agreement and the Material Documents to which it is a party.

3.2	The business of each Vessel Owning Company shall be that of:

3.2.1

supervision of construction and acquisition of the relevant Vessel under the relevant Shipbuilding Contract, and their ownership and operation on long term time charter to the Charterer under the relevant Time Charter, or in employment by charter or otherwise, to such other person or persons as may from time to time be agreed by the Shareholders;

3.2.2	obtaining relevant Debt Financing and granting security to secure such Debt Financing; and

3.2.3	such variation, extension or limitation of those activities as may from time to time be agreed by the Shareholders.

3.3

The Shareholders shall use all reasonable endeavours to ensure that the affairs of the Companies are managed so that, insofar as is reasonably practicable, each Shareholder is kept equally aware of all aspects of the Business of each Company and its activities and has equal access to all information regarding the Business of each Company and its activities, disregarding anything that cannot reasonably be considered material.

3.4	The Business of each Company shall be conducted in the best interests of that Company on sound commercial profit-making principles.

3.5

The Shareholders acknowledge that, for as long as a Vessel remains subject to a Time Charter, the due and punctual performance of the Time Charter by the relevant Vessel Owning Company is, subject always to the applicable law, of paramount concern to such Vessel Owning Company, and the Shareholders will do all such acts and things within their power and exercise their respective votes as Shareholders of the Joint Venture Company (being the sole shareholder of such Vessel Owning Company) to procure such performance and in accordance with this Agreement.

4.	SUPERVISION OF CONSTRUCTION AND MANAGEMENT OF VESSELS

4.1

The Shareholders shall procure that each Vessel Owning Company will enter into a Supervision Agreement with the Supervisor in substantially the form set out at Schedule 4 whereby the Supervisor will provide services including plan approval and supervision of the construction and completion of each Vessel. The fee for supervision services payable to the Supervisor pursuant to the Supervision Agreements shall be on a cost basis, flow through of actual expenses incurred by Supervisor to be paid in advance based on budgeted amount with later reconciliation of actual costs.

4.2

The Shareholders shall procure that each Company will enter into the Corporate Services Agreement in substantially the form set out at Schedule 5 whereby the Corporate Services Provider will provide administrative and corporate services to each of the Companies. The fee for corporate services payable to the Corporate Services Provider shall be US$125,000 per annum per Company and in respect of the Joint Venture Company, payable from 1st January 2015 cumulatively increased on an annual basis on 1st January each year by 2.5% (commencing 1st January 2015), and in respect of each Vessel Owning Company, payable from the date of steel cutting of the relevant Vessel to be owned by that Vessel Owning Company, cumulatively increased on an annual basis on 1st January each year by 2.5% commencing on 1st January 2015.

4.3

The Shareholders shall procure that each Vessel Owning Company will enter into a Ship Management Agreement in substantially the form set out in Schedule 6 whereby Ship Manager will, from delivery of such Vessel by the Builder, technically manage such Vessel. The fee for ship management services payable to the Ship Manager shall be US$500,000 per annum per Vessel cumulatively increased on an annual basis on 1st January in each year by 3% payable six months prior to the delivery date of the relevant Vessel ((the 1st such increase occurring on 1st January 2015 regardless of date of delivery of the Vessel). For the avoidance of doubt, the management fee mentioned aforesaid (including its 3% increasing rate in each year) is part of the “management fee” item of Opex Element (as defined in the Time Charter) of hire under the Time Charter in respect of the relevant Vessel.

4.4

In consideration of the Project being awarded to the Consortium on the basis of Teekay’s pre-qualification criteria and successful bid process, the Vessel Owning Companies shall pay to Teekay a success fee equivalent to 1% of the Capex Rate starting from the date of delivery of such Vessel Owning Company’s respective Vessel payable annually in arrears for the first two years then quarterly in advance thereafter on receipt of an invoice from Teekay to each Vessel Owning Company. The fee will be payable by each Vessel Owning Company throughout the Initial Charter Period (as defined in the Time Charter) at all times regardless of any off-hire period under the respective Time Charter. For the purposes of this Clause “Capex Rate” means the Capex Element for each Vessel as defined in clause 2.1 of Appendix II of the Time Charter.

5.	PRELIMINARY MATTERS

5.1

On or as soon as practicable after the date hereof or at the time otherwise specified below, the Shareholders shall take or cause to be taken the following actions (to the extent that the same have not already been taken):

5.1.1	the Shareholders will procure that meetings of the Board, and (if appropriate) the members, of each Company, are held at which:

(a)	the accounting reference date of each Company is fixed as 31 December in each year;

(b)	KPMG are appointed as the auditors of each Company;

(c)	a bank as agreed between the Shareholders is appointed as the banker to each Company, a resolution in the form required by that bank is passed and the appropriate mandate is completed;

(d)	the Constitution of each Company is amended (where necessary) so as to be consistent with the provisions of this Agreement;

(e)	the execution by each Vessel Owning Company of each Time Charter is approved

(f)	the execution by each Vessel Owning Company of each Ship Building Contract is approved

(g)	the execution by each Vessel Owning Company of each Supplemental Construction Agreement is approved

(h)	the execution by each Vessel Owning Company of the Supervision Agreement is approved;

(i)	the execution by each of the Companies of the Corporate Services Agreement is approved;

(j)	the execution by each Vessel Owning Company of each Ship Management Agreement is approved; and

(k)	any other actions or matters necessary to give effect to this Agreement are approved or executed.

6.	WORKING CAPITAL AND FINANCE

6.1	The Shareholders agree that funds for the purchase of the Vessels and for working capital and operating expenses of the Companies shall be provided from:

6.1.1	the Shareholders’ equity contributions;

6.1.2	Shareholder Loans;

6.1.3	other external borrowing; and

6.1.4	the resources of the Companies;

as may be agreed by the Shareholders.

6.2

Each Shareholder will provide, or will procure that an Affiliate nominated by it will provide, funding by way of Shareholder Loans and/or guarantees or securities in its respective Agreed Proportion by reference to the total Shareholder Loans to the relevant Company:-

6.2.1

as may be required to ensure the due and punctual performance by the Company of the Time Charter or otherwise required pursuant to the Time Charter to satisfy any additional expenditure of any kind related to the Vessel as provided in Clause 3.5;

6.2.2	as may be agreed in any Annual Budget or as provided in Clause 6.3;and/or

6.2.3	as may be requested by the Company in accordance with Clause 6.8.

No Shareholder (nor any Affiliate nominated by it in accordance with Clause 6.2) will be obliged to contribute in aggregate by way of additional funding and/or by the provision of guarantees or securities on behalf of the Company an amount in excess of its Agreed Proportion of Total Shareholders’ Commitment (or such other Dollar amount as the Shareholders may agree).

The commitment of the Shareholders to provide additional funding in the Agreed Proportions as provided in this Clause 6.2 and Clause 6.3, will apply only while the Time Charter remains in force.

6.3

For the purpose of determining whether a Shareholder’s Agreed Proportion of the Total Shareholders’ Commitment has been or will be exceeded, the principal amount of a Shareholder’s contingent liability under any such guarantee or security which is outstanding for the time being will be aggregated with the amount of all Shareholder Loans or other amounts made available by that Shareholder by way of additional funding to the Company, but will be disregarded once such guarantee or security has been released or discharged. An amount paid by a Shareholder pursuant to any claim under such guarantee or security will be deemed to be a Shareholder Loan in that amount to the Company on whose behalf the guarantee or security was provided.

6.4

The Shareholders agree to cooperate in arranging debt financing to part fund the purchase, owning and management of the Vessels with the intention that such financing should be on a non-recourse or limited recourse basis and for 70% - 80% of the delivered cost of each Vessel (the “Debt Financing”). CLNG will endeavour to assist the Joint Venture Company and the Vessel Owning Companies in obtaining Debt Financing from Chinese banks and international banks on the most favourable terms. The Shareholders have appointed Société Générale S.A. to act as financial advisor to assist the Joint Venture Company with obtaining Debt Financing. All costs incurred in connection with obtaining the Debt Financing including the fees payable to Société Générale S.A. including those incurred during the bid process in accordance with the mandate letter dated 29th October 2013 from Société Générale S.A. to, and accepted by Teekay on 31st October 2013 shall be for the account of the Shareholders in proportion to their Agreed Proportions.

6.5	Unless otherwise agreed by the Shareholders, Shareholder Loans:

6.5.1	shall be subordinated to any loans obtained from external sources;

6.5.2	shall be secured on the assets of the Companies on a pari pasu and pro rata basis to the extent permitted by any external lenders;

6.5.3	shall accrue interest at the rate of three hundred per cent (300%) per annum above LIBOR compounded at six-monthly intervals if not paid; and

6.5.4

shall be repayable to the Shareholders on a pari passu basis only out of the distributable profits of the Joint Venture Company in priority to any dividend or other distribution, at such times as may be agreed by all the Shareholders or otherwise on the liquidation of the Joint Venture Company.

6.6

The provisions of Clause 6.5 shall apply, mutatis mutandis, to amounts on-lent by the Joint Venture Company to each Vessel Owning Company except that the reference to the Shareholder shall be construed as a reference to the Joint Venture Company.

6.7

The Shareholders’ Loans will be made available by the Shareholders by way of cash advances to the Joint Venture Company and/or by the Joint Venture Company by way of cash advances to the relevant Vessel Owning Company in Dollars and in such funds as may be customary at the time for settlement of transaction in Dollars in the place of payment for value not later than the day on which banks are open for business in New York City immediately preceding the date upon which the relevant payment is due to be made, provided that at least ten (10) Business Days’ written notice of the requirement of funds, and the amount required, is given to each of the Shareholders by the Joint Venture Company in a notice signed with the authority of the Board of the Joint Venture Company by at least one Teekay Director and one CLNG Director and provided further that the Joint Venture Company shall contemporaneously be requesting Shareholder Loans from both Shareholders in the Agreed Proportions of the aggregate amount required by the Joint Venture Company.

6.8

Without prejudice to Clause 15 the Shareholders further agree that if Shareholder Loans are to be made available and sufficient written notice has been given of the due date as provided in Clause 6.7, and any one of the Shareholders (the “defaulting party”) fails to make or to procure that its Affiliate makes the necessary advance in the amount or at the time specified in Clause 6.7 or as otherwise provided herein, then without prejudice to any other rights of the other Shareholder, such other Shareholder may advance the amount in default to the Joint Venture Company, on behalf of the defaulting party, and the amount in question shall be deemed to be a debt due from the defaulting party to such other Shareholder. Such other Shareholder (the “non-defaulting party”), will not be obliged to make the advance in question and its rights to terminate this Agreement due to the default of the defaulting party in accordance with Clause 15 shall remain unchanged if it decides not to advance such amount in question. In the event of such an advance, the non-defaulting party shall be entitled to recover the amount so advanced together with interest accrued from the defaulting party as a debt due from the defaulting party and repayable upon demand, upon which interest shall be calculated at the rate of five hundred per cent. (500%) per annum above LIBOR (both before and after judgment) from the date of such advance to the date of actual payment, and all interest shall be compounded semi-annually.

6.9

Where the Shareholders (or their Affiliates) (the “Guarantors”) give any guarantee or indemnity on behalf of a Company (a “Relevant Security”), they shall do so in the Agreed Proportions in respect of that Company, and their liability shall be several, and not joint or joint and several, unless otherwise agreed. If a Guarantor incurs any liability, that Guarantor shall be entitled to a contribution from the other Guarantor to ensure that the aggregate liability of the Guarantors is borne by the Guarantors in the Agreed Proportions in respect of the relevant Company. Without prejudice to the foregoing, where any Shareholder or any Affiliate of a Shareholder (a “Relevant Guarantor”) gives a Relevant Security in respect of the obligations of any Company but the other Shareholder does not do so, then (provided always that the giving of such Relevant Security has previously been approved by such other Shareholder, such approval not to be unreasonably withheld or delayed) if the Relevant Guarantor is required to make any payment under the Relevant Security, such Relevant Guarantor shall be entitled to a contribution from the other Shareholder to ensure that the liability under such Relevant Security is shared by the Shareholders in the Agreed Proportions. The provisions of this Clause 6.9 take effect subject to the provisions of Clause 6.10. Any called guarantee or security provided by a Shareholder or its Affiliate(s) shall be treated as a Shareholder Loan so that Clause 6.5 shall apply.

6.10	Where a Relevant Security is given the following provisions shall apply:

6.10.1	The Relevant Guarantor will:

(a)

not agree any amendment to the terms of the Relevant Security or waive any of the Relevant Guarantor’s rights under the Relevant Security without, in either case, the other Shareholder’s prior written approval;

(b)	promptly notify the other Shareholder in writing if any claim or demand is made of the Relevant Guarantor under the Relevant Security, giving the other Shareholder a copy or copies of the same;

(c)

not, prior to the first date on which it is legally obliged to do so, pay or settle or admit any liability under the demand or claim (or otherwise in relation to the Relevant Security) without the prior written consent of the other Shareholder (such consent not to be unreasonably withheld or delayed);

(d)

if reasonably requested to do so by the other Shareholder in circumstances where reasonable grounds to do so exist, contest the claim or demand by appropriate proceedings with lawyers approved by the other Shareholder in writing (such approval not to be unreasonably withheld or delayed), provided always that the other Shareholder shall reimburse the Relevant Guarantor for its Agreed Proportion of all costs and expenses (including, without limitation, legal costs and taxes thereon) incurred by the Relevant Guarantor in pursuing such contest;

(e)

to the extent that it can do so without breaching any confidentiality obligations binding on it, keep the other Shareholder fully informed as to the conduct of any proceedings in relation to any claim or demand or otherwise in relation to the Relevant Security, and not take any major step in the same without the written approval of the other Shareholder (such approval not to be unreasonably withheld or delayed);

6.10.2	The obligation of the other Shareholder to make its contribution to the Relevant Guarantor is also subject as follows:

(a)

without limitation to Clause 6.10.1(c), if, prior to the Relevant Guarantor’s making a request for a contribution from the other Shareholder, the Relevant Guarantor has paid the beneficiary of the Relevant Security in whole or in part, the Relevant Guarantor’s providing the other Shareholder with satisfactory evidence of such payment; and

(b)

the other Shareholder’s right, in the event that the Relevant Guarantor has not provided the other Shareholder with satisfactory evidence that the Relevant Guarantor has paid the relevant amount claimed or demanded under the Relevant Security in full, to pay such amount as it may consider appropriate to the beneficiary of the Relevant Security direct, which shall be deemed, to the extent of the payment made, to be a good discharge of that Shareholder’s liability to contribute to the Relevant Guarantor in respect of such claim or demand.

7.	NUMBER OF DIRECTORS

7.1	For so long as this Agreement is in force each Company shall have four (4) Directors.

7.2

For so long as this Agreement is in force each of the Shareholders shall be entitled to appoint the number of Directors of each Company in office at any one time as is found by multiplying the maximum number specified in Clause 7.1 by the Agreed Proportion of that Shareholder, rounded to the nearest whole number. On the basis that the Agreed Proportions are Teekay: 50% and CLNG: 50%, the number of Directors of each Company to be appointed by them is:

7.2.1	in the case of Teekay, up to two (2) Directors; and

7.2.2	in the case of CLNG, up to two (2) Directors

7.3

Each of the Shareholders shall likewise be entitled to remove any of such Directors appointed by it and appoint another person in his place. Any such appointment or removal of a Director shall be effected by an instrument in writing signed by the relevant Shareholder or on its behalf by a duly authorised representative and shall take effect subject to the person so nominated signing a consent to act, upon presentation at the meeting of the Board or, if later, the date specified in the instrument.

7.4

The respective rights of appointment of Directors granted to each of the Shareholders under Clause 7.2 shall, unless otherwise agreed by the Shareholders, be transferred automatically to any person acquiring all of the beneficial ownership of its Shares in the Joint Venture Company pursuant to any transfer of those Shares made in accordance with this Agreement. At the time of completion of any such transfer of the Shares held by the transferring Shareholder, it shall remove the Directors of each Company appointed by it.

7.5

The Board of each Company may request such information as it may reasonably require in order to satisfy itself that an appointment or removal made under Clause 7.2 or 7.3 has been made by a person or persons entitled to do so and, if not so satisfied, may reject such appointment or removal.

7.6

The Shareholder removing the Director shall indemnify the relevant Company against any claim arising in connection with that Director’s removal from office and such Shareholder shall promptly replace such removed Director.

7.7

Each Director shall have the right, by written notice to the relevant Company, to appoint and remove an alternate to attend or vote in place of such Director at any meeting of the Board of that Company. Such alternate may be a permanent appointment which shall be expressed to take effect in all circumstances. All such alternates shall be entitled to receive notices of all meetings of the Board of the relevant Company. If an alternate is appointed for a specific meeting, then notice of the appointment of such alternate must be received by the relevant Company before commencement of the meeting in question. If any person should cease to be a Director of any Company for any reason, then the appointment by such person of an alternate shall cease to be effective immediately upon such person ceasing to be a Director of that Company.

7.8	Each Shareholder shall indemnify and hold each Company harmless from and against any fraudulent or dishonest act or omission by any Director of that Company appointed by it.

8.	MANAGEMENT OF THE COMPANIES

8.1	The overall management and operation of the Business of each Company shall be carried out by its Board, subject to:

8.1.1	the requirements of Clause 10; and

8.1.2

any requirement of the Constitution of any Company or of applicable law that the relevant action be specifically approved by resolution of the shareholders of that Company, and subject always to the terms of this Agreement.

8.2

The Shareholders shall procure that the Board of each Company meets not less than once every six (6) months and at such other times as either Shareholder shall request, at such venue as the Board may agree, having due regard to the Company’s tax residence, and that a written agenda specifying the matters to be raised at any Board meeting of that Company shall (either together with the notice convening the meeting or not less than fourteen (14) days prior to the date of the meeting) be sent to all Directors of that Company entitled to receive notice of such meeting, and that the Board of each Company gives proper and adequate consideration to any matters raised by any of the Shareholders at any meeting of that Board.

8.3

The quorum necessary for the transaction of business at any meeting of the Board of each Company shall be two (2) Directors, one of which shall be a Teekay Director and the other a CLNG Director and the Shareholders shall procure that at least one of its nominated Directors (or his alternate) shall be present in person or by proxy or by telephone conference as will be necessary to from a quorum at each meeting. A person who holds office as an alternate Director, shall, if his appointer is not present, be counted in a quorum. Any of the requirements of this Clause 8.3 may be waived by either Shareholder in relation to any meeting of the Board of any Company by its giving express notice in writing to that effect to that Company and the other such Shareholder.

8.4

At any meeting of the Board of any Company the Director or Directors nominated by a Shareholder attending such meeting (whatever the number of those Directors present) shall collectively have one vote for each share in the Joint Venture Company then held by the Shareholder which nominated him or them. Subject to Clause 10, such Company’s Constitution and to the requirements of any applicable law that the relevant resolution be passed by the shareholders of the Company, matters presented to the Board of a Company shall be approved upon receiving the affirmative vote of a simple majority of such votes of the Directors (or their alternates) present and voting at a meeting of that Board duly convened and held.

8.5	The right to appoint the Chairman of the Board of each Company will alternate between the parties every three years, starting with Teekay. The Chairman will not have any second or casting vote.

8.6

Subject to applicable law, a resolution in writing signed by each of the Directors (or their respective alternates) entitled to receive notice of a meeting of the Board shall be as valid and effective for all purposes as a Board resolution passed at a Board meeting of the Company duly convened, held and constituted provided that when a Director has signed a resolution by fax, the original of the signed copy shall be deposited with the Company in its registered office or such other office as the Company may designate for this purpose from time to time by such Director as soon as possible thereafter. Any such resolution may consist of several counterparts, provided that each such counterpart is signed by all the Directors.

8.7	The Shareholders shall take such steps as lie within their power:

8.7.1	to ensure that the Board of each Company performs its functions on a timely basis; and

8.7.2	to ensure that a quorum is present at each meeting of the Board of each Company in accordance with this Agreement and that Company’s Constitution.

8.8	Nothing in this Agreement shall be construed so as to derogate from the fiduciary obligation of the Directors of each Company to act in the best interests of that Company.

8.9	Each Company shall, and each Shareholder shall use all rights and powers available to it in every capacity to procure that each Company shall:

8.9.1	keep accurate and complete books of account and other business records in accordance with the requirements of all applicable laws and GAAP;

8.9.2

prepare consolidated and [individual] [company specific] management accounts on a quarterly basis and despatch such accounts to each of the Shareholders within twelve (12) Vancouver business days of the end of the period in question;

8.9.3

in the case of the Joint Venture Company prepare consolidated annual accounts and arrange for their audit by the auditors (as may be agreed from time to time between the Shareholders) despatch such audited accounts to each of the Shareholders within ninety (90) days of the end of the year in question;

8.9.4	carry on and conduct its Business and affairs in a proper and efficient manner in accordance with all applicable legal requirements and with the provisions of its Constitution and this Agreement;

8.9.5	conduct its dealings on commercial arm’s length terms and in particular, but without limitation, not pay any remuneration or expenses to any person other than as proper remuneration for all the services provided or as proper reimbursement for expenses incurred in connection with its Business, including without limitation, all services provided and expenses incurred under the Ship Management Agreements, Supervision Agreements, Corporate Services Agreement and the Shipbuilding Contracts or in connection with the success fee as set out in Clause 4.4 above;

8.9.6

obtain and maintain from time to time all authorisations required from governmental entities which may be at any time required under the laws of its place of incorporation or in the jurisdictions in which that Company conducts its Business; and

8.9.7

pay all taxes, assessments and other governmental charges of any kind imposed on it or in respect of its income, gains or any of its businesses or assets or in respect of taxes or other amounts it is required by law to withhold from amounts paid by it to its employees or any other person before any penalty or interest accrues on the amount payable and before any lien on any of its property exists as a result of non-payment, except insofar as the Company is diligently contesting its alleged obligation to pay the amount concerned in good faith through appropriate proceedings and maintains appropriate reserves or other provisions in respect of the contested amount as may be required under applicable accounting policies; and

8.9.8

procure that a “check the box” election on form 8832 is made for each of the Companies within 75 days of the formation of such Company which will cause such Company to be treated as a partnership for U.S. tax purposes from its date of incorporation.

8.10	Each Shareholder shall promptly notify the other as soon as it becomes aware of:

8.10.1

the occurrence of any event which constitutes a default or event of default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute a default or event of default, under any indebtedness of any Company;

8.10.2

any litigation or governmental proceeding pending against any Company which can reasonably be expected to affect materially and adversely the assets, liabilities, operations, condition (whether financial or otherwise) or prospects of any Company; and

8.10.3	any other event which is likely to affect materially and adversely the assets, liabilities, business, operations, condition (whether financial or otherwise) or prospects of any Company.

8.11

The Shareholders and their authorised representatives shall each have the right to inspect the books and records of each Company on reasonable notice during normal business hours and shall have the right (at their own expense) to take away copies of or extracts from all such books and records. Either Shareholder shall have the right, on reasonable notice, to require that the books and records of any Company be audited (at the expense of that Shareholder) by a firm of independent auditors nominated by that Shareholder, and the Shareholders shall ensure that such firm is given such cooperation as may be necessary to enable it to perform the audit. The Shareholder commissioning the audit shall provide a copy of the audit report to the other Shareholder.

8.12	CLNG shall have the right to second one person to the office of the Corporate Service Provider to perform the corporate services of any Company in any respect as CLNG deems necessary. Teekay shall procure that the Corporate Service Provider will provide suitable office, transportation, accommodation and access to all required information and materials to such person. CLNG will also send one to two persons as Authorised Representative(s) (as defined under the Shipbuilding Contract) to the Builder’s yard. Teekay shall procure that the Supervisor shall ensure equal treatment of such person(s) with other Authorised Representatives appointed by the Supervisor in terms of office condition, transportation and accommodation. All costs in connection with such seconded person(s) or authorized representatives appointed by CLNG shall be for CLNG’s account.

8.13

The quorum necessary for the transaction of business at any meeting of the shareholders of the Joint Venture Company shall be two (2) Shareholders (of which Teekay shall be one and CLNG shall be the other) present in person or by proxy. Subject to Clause 10 and to the requirements of any applicable law, resolutions of the shareholders of the Joint Venture Company shall be adopted by a simple majority of the votes cast (each Shareholder having one vote for each Share held in the Joint Venture Company) at such meeting on such resolutions.

9.	BUDGETS

9.1	Each Company will have a budget in respect of all anticipated income and expenses of the Company for each financial year (the “Annual Budget”).

9.2

The first Annual Budget for each Company shall be prepared and agreed between the Shareholders before 31 December 2014 or such other time the Shareholders may agree. Each Annual Budget subsequent to the first shall be prepared as follows:

9.2.1

The Joint Venture Company shall procure that whichever of the Ship Manager and the Corporate Services Provider which is then responsible for such task prepares a draft budget, which shall be ready not later than 1 November in the year preceding that to which it relates.

9.2.2	The budget shall contain the following:

(a)	an operating budget (including estimated capital expenditure requirements) and balance sheet forecast;

(b)	an estimate of the working capital requirements contained in a cashflow statement, including the amount of the drydock reserve;

(c)	a projected profit and loss account;

(d)	an indication of the amount (if any) which it is considered prudent to retain out of the previous financial year’s distributable profits to meet the working capital requirements;

(e)	a statement of business objectives for the year; and

(f)	a report by the finance manager of each Company, which shall include an analysis of the results of that Company as shown in its annual accounts compared with the Annual Budget for the previous year;

and otherwise shall be in the form set out in Schedule 3 of this Agreement.

9.2.3	The draft budget prepared under Clause 9.2.1 shall then be reviewed by and approved by the Board of the relevant Company (with any corrections it considers necessary) as the Annual Budget.

10.	RESERVED MATTERS

10.1

Subject to Clauses 10.2 and 15.11, but notwithstanding any other provision of this Agreement, no action may be taken by or in relation to any Company in relation to a Reserved Matter without the agreement of all the Shareholders. Each Shareholder may give its agreement, as may be appropriate, either:

10.1.1	in writing by its authorised representatives;

10.1.2	by the Director or Directors representing it on the Board of the relevant Company; or

10.1.3	by its authorised representative in its capacity as a member of the Joint Venture Company at a general meeting of the Joint Venture Company.

10.2

For avoidance of doubt, where in this Agreement it is provided, as the case may be, that a particular matter is agreed by the Shareholders or that a Company shall take a particular action, then notwithstanding the provisions of Schedule 1, it shall not be necessary that all the Shareholders give their further agreement to such matter or the taking of such action.

10.3

Each Shareholder shall provide to the other from time to time details of the persons authorised to represent it and of their respective powers to bind that Shareholder, and of any revocation or restriction of their authority.

11.	TRANSFER OF SHARES IN THE JOINT VENTURE COMPANY

11.1

No Shareholder shall without the prior written consent of the other Shareholder (such consent being valid for 20 Business Days), sell, assign, transfer, give, donate, or otherwise dispose of or grant a security interest over any of its Shares or Shareholder Loans in the Joint Venture Company or any portion thereof or any right or interest therein now held or hereafter acquired except in accordance with the provisions of this Clause 11 or Clauses 15 and 17.

11.2

It is a condition precedent to any transfer of any Shares or assignment of any Shareholder Loans to a person not already a party to this Agreement that such person agrees in writing by deed in a form reasonably satisfactory to the parties to be bound by the terms of this Agreement prior to such transfer becoming effective.

11.3

Any transfer or purported transfer made otherwise than in accordance with the provisions of this Clause 11 or Clauses 15 and 17, shall be void and of no effect whatsoever and the parties shall procure that the management shall not register the same.

11.4

If at any time either Shareholder (the “Selling Shareholder”) wishes to sell, assign, transfer, give, donate or otherwise dispose of all (but not part only) of its Shares (the “Offered Shares”) and all (but not part only) of its Shareholder Loans (the “Offered Loans” and together with the Offered Shares, the “Offered Interests”) the Selling Shareholder shall first deliver written notice (“Notice of Sale”) to the other party (the “Non-Selling Shareholder”) of its intention to sell the Offered Interests. A Notice of Sale shall name the proposed transferees (if any), specify the price (if any) offered by a third party per Offered Share (the “Share Price”) and per $1 outstanding on the Offered Loans (the “Loan Price”), the terms of payment including but not limited to replacement of the Selling Shareholder’s owner guarantee provided in accordance with the Time Charter and the Shipbuilding Contract, and other relevant terms and conditions, and shall have attached thereto, if relevant, a copy of any bona fide arm’s length offer made by a third party (a “Bona Fide Offer”) in respect of the Offered Interests.

11.5

In response to the Notice of Sale, the Non-Selling Shareholder must exercise one of the following two options, which must be communicated to the Selling Shareholder within 60 Business Days of the date of receipt of the Notice of Sale:

(a) to refuse the transfer to a third party and purchase the Offered Interests itself at the Fair Market Value, and, if relevant, otherwise on terms no less favourable to the Non-Selling Shareholder than those constituting the Bona Fide Offer (save that the Selling Shareholder shall not be required to give any warranties or indemnities to the Non-Selling Shareholder, other than as specified in Clause 11.11 below);

The right of first refusal contained in option (a) above shall be exercised within 30 Business Days after the date of receipt of the Notice of Sale, within which period the Non-Selling Shareholder, if it wishes to acquire the Offered Interests, must deliver to the Selling Shareholder written notice of the Non-Selling Shareholder’s election (an “Election”) to purchase the Offered Interests, such election stating whether or not the Non-Selling Shareholder requires the Fair Market Value to be determined in accordance with Clause 11.8 below.

(b) to consent to the transfer of the Offered Interests to a third party.

If the Non-Selling Shareholder fails to give notice to the Selling Shareholder of its Election within a period of 60 Business Days after the date of receipt of the Notice of Sale, he will be deemed to have chosen option (b) above.

If the Non-Selling Shareholder, in accordance with this Clause, has given notice to the Selling Shareholder of its consent to the transfer of the Offered Interests to the proposed transferee, the Selling Shareholder shall have the right to sell the Offered Interests within a period of 20 Business Days from the date of receipt of the notice from the Non-Selling Shareholder on terms no more favourable for the transferee than the terms offered to the Non-Selling Shareholder.

11.6

If an Election is made within the period referred to in Clause 11.5 in respect of all of the Offered Interests, the Non-Selling Shareholder shall be obliged to purchase, and the Selling Shareholder shall be obliged to sell to the Non-Selling Shareholder, notwithstanding his right to revoke the Election in accordance with the terms of this Agreement, the Offered Interests at the Fair Market Value and otherwise, if relevant, on the terms specified in Clause 11.4 within 10 Business Days of the date of the determination of the Fair Market Value under Clause 11.8.

11.7

Completion of the purchase and sale of the Offered Interests pursuant to an Election shall take place at the principal office of the Company (or such other location as may be agreed upon by the Selling Shareholder and the Non-Selling Shareholder) within 10 Business Days of the date of determination of the Fair Market Value under Clause 11.8 when:

(a) the Selling Shareholder and the Non-Selling Shareholder shall record the transfer of the Offered Shares in the share register of the Company and both parties shall sign such share register;

(b) the Selling Shareholder shall deliver to the Non-Selling Shareholder a duly executed assignment in respect of the Offered Loans and the certificate(s) representing the Offered Shares (if any);

(c) the Non-Selling Shareholder purchasing the Offered Interests shall deliver to the Selling Shareholder the consideration for the Offered Interests calculated at the Fair Market Value and otherwise, if relevant, on the terms specified in Clause 11.4;

(d) the Non-Selling Shareholder shall procure the release of the Selling Shareholder or such Selling Shareholder’s Guarantor from any guarantees, indemnities or other undertakings given by it in respect of the obligations of the Joint Venture Company or any of the Vessel Owning Companies and, pending such release shall indemnify and keep indemnified the Selling Shareholder against any liability incurred by the Selling Shareholder under or in respect of any such guarantee, indemnity or undertaking;

(e) the Selling Shareholder shall procure the removal of any Director appointed by it to the Company;

(f) the Selling Shareholder shall pay all amounts owed by it or any of its Affiliates to the Company or any of its Affiliates;

(g) the parties shall do all such other things and execute such other agreements and documents as may reasonably be required to give effect to the sale and purchase of the relevant Offered Interests; and

(h) subject to payment by the Non-Selling Shareholder of any relevant stamp duties, the Non-Selling Shareholder (or such person as it may direct) shall be noted as assignee of the Offered Loans and registered as holder of the Offered Shares.

11.8	For the purposes of this Clause 11, the “Fair Market Value” shall mean:

(a) if a Share Price and/or Loan Price is specified under Clause 11.4 and the Election does not require the Fair Market Value to be determined in accordance with Clause 11.8(b), the relevant Share Price and/or Loan Price;

(b) if no Price is specified under Clause 11.4 or the Election requires the Fair Market Value to be determined in accordance with this Clause 11.8(b), the price per share and/or per $1 outstanding of the Offered Loans:

(i) agreed between the Selling Shareholder and the Non-Selling Shareholder who has made an Election within 10 Business Days of the end of the period for making an Election specified in Clause 11.5 as the Share Price and/or Loan Price; or

(ii) failing agreement in accordance with Clause 11.8(b)(i) determined, at the request of the Selling Shareholder or the Non-Selling Shareholder, to be the fair market value of the Offered Interests determined by the Auditors in accordance with Clause 11.9. In the event that the Auditors are not permitted to determine the Fair Market Value due to regulatory restrictions, an independent auditor from an international audit firm shall be appointed.

A Non-Selling Shareholder who has made an Election shall only be entitled to revoke the same if it is dissatisfied with the Fair Market Value determined under Clause 11.8(b)(ii) within 5 Business Days of such determination.

11.9	In determining the Fair Market Value, the Auditors shall:

(a) take account of the net asset value of the Company as a going concern and such other matters as they may consider to be relevant;

(b) take no account of the proportion which the Offered Shares bear to the then issued share capital of the Company or which the Offered Loans bear to the aggregate of the Shareholder Loans; and

(c) be considered to be acting as experts and not as arbitrators.

11.10

Each party shall supply the Auditors with such information as they may reasonably require for the purposes of making a determination under Clause 11.9. The cost of such determination shall be borne by the Selling Shareholder and the Non-Selling Shareholder in equal proportions.

11.11

All Shares or Shareholder Loans sold by one Shareholder to the other Shareholder pursuant to the provisions of this Clause 11 or Clauses 15 and 17 shall be sold with full title guarantee together with all rights conferred thereon and free from all Security Interests or other adverse interests, rights, equities, claims or potential claims of any description.

11.12

The Selling Shareholder hereby appoints the Non-Selling Shareholder purchasing any Offered Shares (or any Director nominated by that Shareholder) irrevocably, and by way of security for the performance of the Selling Shareholder’s obligations under this Clause 11, as its attorney or attorneys to execute any agreement or document required to be executed by the Selling Shareholder under this Clause 11 including, without limitation, any transfer of Offered Shares, provided always that this power of attorney shall not apply in favour of any such Non-Selling Shareholder who has failed to tender payment for the relevant Offered Shares or to comply with any of its other obligations under this Clause 11.

11.13	Subject to the provisions of Clause 11.2, the provisions of this Clause 11 shall not apply to any transfer of Shares:

(a) mutually consented to in writing by each of the Shareholders, such consent being valid only for a period of 20 Business Days; or

(b) by either Shareholder to any Affiliate of that Shareholder, provided that if such transferee pursuant hereto shall cease to be an Affiliate of that Shareholder, that Shareholder shall procure that such transferee shall, transfer any Shares held by it to that Shareholder or another Affiliate of that Shareholder.

11.14

Notwithstanding the above no transfer of Shares shall be permitted or consented to without consent of Charterer where such proposed transfer would constitute a change of control as defined in the Time Charters.

11.15

(a) Notwithstanding the above, Teekay shall be permitted to transfer the Shares in the Joint Venture Company then held by it (the “Teekay Shares”) to CLNG or its Affiliate where a Sanctions Event (as such term is defined in each of the Time Charters) has occurred and, following a consultation period between the relevant Vessel Owning Company and the Charterer in accordance with clause [    ] of each of the Time Charters, it is determined that such transfer of the Teekay Shares will remove the effect of the Sanctions Event.

(b) The price payable by CLNG or its Affiliate for the Teekay Shares (the “Purchase Price”) will be the delivered cost of each Vessel amortized to a $30 million scrap assuming a useful life from actual date of Delivery of the Vessel until 31st December 2045, less the book value of outstanding debt of each Company, adjusted for the fair market value of other assets or liabilities in each Company on the day of transfer, multiplied by Teekay’s respective Agreed Proportion. For the purposes of this Subclause ‘fair market value’ means the highest price available in an open and unrestricted market between informed and prudent parties, acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth. Should such transfer of Teekay Shares take place prior to delivery of a

Vessel, the value attributed to that Vessel for the purposes of calculating the Purchase Price shall be the value of the Losses as such term is defined in the Undertaking given by the Charterer to each of the Vessel Owning Companies pursuant to the respective Time Charters.

(c) Following such transfer of Teekay Shares, in the event that a Sanctions Event is no longer applicable, CLNG or its Affiliate, as the case may be, shall as soon as practicable transfer the Teekay Shares, or such proportion of the Teekay Shares as may be agreed between Teekay and CLNG, to Teekay. The price payable by Teekay shall be the Purchase Price calculated on the day of transfer. Where the Teekay Shares have been transferred to CLNG or its Affiliate, neither CLNG nor its Affiliate, as the case may be, shall be permitted to transfer the Teekay Shares, other than to Teekay, without the prior consent of Teekay.

(d) In the event that it is determined that a transfer of Teekay Shares to CLNG or its Affiliate will not remove the effect of the Sanctions Event or [CLNG is unable to accept a transfer of the Teekay Shares], Teekay shall be permitted, subject to the consent of the Charterer, to transfer the Teekay Shares to a third party not impacted by a Sanctions Event (the “Transferee”) in accordance with this Clause 11, save that Clauses 11.4, 11.5 and 11.6 shall not apply. Following such transfer of Teekay Shares, in the event that a Sanctions Event is no longer applicable, the Transferee shall be obliged to, and as soon as practicable, transfer the Teekay Shares to Teekay in accordance with the terms of this Clause 11, save that Clauses 11.4, 11.5 and 11.6 shall not apply and consent of CLNG to such transfer shall not be required. CLNG shall procure that the Transferee shall not be permitted to transfer the Teekay Shares without the prior consent of Teekay.

(e)

Where a Sanctions Event prevents Teekay Shipping Limited from performing its obligations as Ship Manager, or it is unwilling to continue as Ship Manager when a Sanctions Event is applicable, the Shareholders will use reasonable endeavours to procure the consent of the Charterer to CLISCO being appointed as Ship Manager. Teekay will consult with CLISCO to determine any assistance Teekay can provide to CLISCO in its role as Ship Managers including considering the provision of resources to CLISCO from Teekay such as senior office staff and sea staff support on temporary secondment or longer-term employment contract basis.

12.	OTHER BUSINESS

12.1

Nothing in this Agreement shall restrict either of Teekay or CLNG or their respective Affiliates from conducting their normal business operations including, but without limitation, sea transportation of LNG and/or other energy related cargoes, or investment in entities doing such business, provided that in carrying on such business that Shareholder or the relevant Affiliate:

12.1.1	shall not abuse its position or any information obtained by it relating to the Business of any Company;

12.1.2	shall not knowingly engage in any practices which are of a commercially unfair nature or which are otherwise likely to harm the Business of any Company; and

12.1.3	shall not be in breach of the relevant Shareholder’s obligations as contemplated under this Agreement.

13.	CONFIDENTIALITY

13.1	Neither of the Shareholders shall at any time disclose or make available to any person any information which relates in any way to any business or affairs of any Company or of the other Shareholder or any such information which it has acquired as a result of being connected with any Company or the other Shareholder. The Shareholders shall further use all reasonable endeavours to ensure that their Affiliates, each Company and the Affiliates of each Company, and the officers, employees and agents of each of them, shall observe a similar duty of confidence in favour of the Shareholders and the Companies.

13.2	Clause 13.1 does not apply to:

13.2.1	any information already in the public domain other than by virtue of a breach by the disclosing party of Clause 13.1;

13.2.2	a bona fide disclosure on a confidential basis to any Affiliate and, for this purpose, as between the Shareholders,

13.2.3	a bona fide disclosure of information on a confidential basis, between the Shareholders, in connection with the performance of either Shareholder’s obligations under this Agreement;

13.2.4

a bona fide disclosure of information in connection with any actual or prospective proceedings arising out of or in connection with this Agreement provided that the party making the disclosure shall first obtain a written confidentiality undertaking from the recipient(s) of the disclosed information made in terms no less onerous than Clause 13.1 and each party agrees to take all reasonable steps to enforce any confidentiality agreement obtained by it;

13.2.5

a bona fide disclosure of information to a competent judicial, governmental, supervisory or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigations provided that the party making the disclosure shall inform the recipient(s) of the disclosure of the confidential nature of the information disclosed;

13.2.6

the bona fide disclosure of information required under the rules of any stock exchange on which the shares or securities of either Shareholder (or any of its shareholders or Affiliates for the time being) are listed provided that the party making the disclosure shall inform the recipient(s) of the disclosed information of the confidential nature of the disclosed information

13.2.7

a bona fide disclosure on a confidential basis to the professional advisers, auditors or financiers of the relevant Shareholder or of information which it appears necessary or reasonable for such professional advisers, auditors or financiers to obtain for the purpose of discharging their responsibilities provided that the party making the disclosure shall inform the recipient(s) of the disclosure of the confidential nature of the information disclosed and seek confidential treatment of the information disclosed from such recipient(s);

13.2.8

a bona fide disclosure on a confidential basis to any actual or prospective Debt Finance provider provided that the party making the disclosure shall inform the recipient(s) of the disclosure of the confidential nature of the information disclosed and seek confidential treatment of the information disclosed from such recipient(s).

13.3

The Shareholders acknowledge the value of sharing of technical and operational data and information relating to the Vessels or any of them in order (and only for that purpose) to prevent damage or injury to property or the environment or human health, or otherwise to ensure the safe and efficient operation of vessels of a similar type to the Vessels in which directly or indirectly that Shareholder may have an interest from time to time or their compliance with applicable laws and regulations. The Shareholders shall cooperate to seek the agreement of the other owners and operators of vessels for the time being under charter to Charterer or its Affiliates to establish suitable arrangements for the exchange, on a confidential basis, of any technical and operational data and information which may from time to time come into the possession of any of the Shareholders or such owners or operators (except to the extent that they may be restricted from making such disclosure) which may assist (and only for that purpose) to ensure the safe and efficient operation of the Vessels and such other vessels or their compliance with applicable laws and regulations. For avoidance of doubt the references in this Clause 13.3 to “technical and operational data and information” shall not extend to commercial or financial information.

13.4

Neither of the Shareholders shall be entitled to make or permit or authorise the making of any press release or other public statement or disclosure concerning this Agreement or any of the transactions contemplated in it without the prior written consent of the other Shareholder (such consent not to be unreasonably withheld or delayed). Such restriction shall not apply to any release, statement or disclosure required by any governmental, supervisory or regulatory authority or any stock exchange, but before either Shareholder makes any such release, statement or disclosure, it shall, if and to the extent lawful and practicable, first supply a copy of it to the other Shareholder and shall include any amendment or addition reasonably requested by that other Shareholder.

13.5	All rights and obligations of the Shareholders under this Clause 13 shall survive the termination of this Agreement.

14.	TERMINATION OF THIS AGREEMENT

14.1	This Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Clause 14.

14.2

If at any time, as a result of a transfer of Shares made in accordance with this Agreement and/or the Joint Venture Company’s Constitution not more than one of the Shareholders holds any Shares in the capital of the Joint Venture Company or if an effective resolution is passed to wind up the Joint Venture Company or if a liquidator of the Joint Venture Company is otherwise appointed:

14.2.1	this Agreement shall terminate; and

14.2.2

where the corporate name of any Company or any part contains any word the same or similar to the corporate name or any distinctive part of the corporate name of the party who is no longer a shareholder, the Shareholder remaining as a shareholder of the Joint Venture Company shall procure that within thirty (30) days the corporate name of that Company or those Companies shall be changed so as to exclude such word.

14.3	If:

14.3.1	all the Shipbuilding Contracts have been terminated without any of the Vessels having been delivered to the Vessel Owning Companies; or

14.3.2	all the Vessels have been sold or have become an actual, constructive or agreed total loss;

then, unless otherwise agreed, subject to all reasonable and necessary action having been taken (which the Shareholders will procure to be promptly taken) to terminate the Companies’ activities following such event, insofar as relating to the Companies, this Agreement shall be terminated and the Joint Venture Company and each Vessel Owning Company shall be wound up.

14.4	Termination of this Agreement shall be without prejudice to all accrued rights and obligations of the Shareholders as at the date of termination.

14.5	On a winding-up of the Joint Venture Company, the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of each Company and shall endeavour to ensure that:

14.5.1	all existing contracts of each Company are performed so far as resources permit;

14.5.2	no new contractual obligations are entered into by any Company; and

14.5.3	each Company shall be wound up as soon as practicable.

15.	DEFAULT

15.1

If any of the events set out in Clause 15.2 shall occur, in relation to a Shareholder (the “Defaulting Shareholder”), and the other Shareholder shall have given notice in writing (a “Default Notice”) to the Defaulting Shareholder to be copied to the Joint Venture Company, that the provisions of this Clause 15 shall apply, the provisions of this Clause 15 shall apply accordingly.

15.2	The events referred to in Clause 15.1 are:

15.2.1

the Defaulting Shareholder fails to make any payment in excess in aggregate of $1,000,000 when due under this Agreement and fails to remedy such breach within thirty (30) days of being specifically required in writing to do so by the other Shareholder. For this purpose, an amount shall be deemed to be due if admitted in writing to be due by the Defaulting Shareholder, or due under any final and non-appealable arbitration award rendered in accordance with this Agreement;

15.2.2

the Defaulting Shareholder commits a material breach of this Agreement (other than a default in payment) and, where such breach is capable of remedy, fails to remedy such breach within thirty (30) days of being specifically required in writing to do so by the other Shareholder; or

15.2.3

a distress, execution, sequestration or other process is levied or enforced upon or against a material part of the Defaulting Shareholder’s property which is not discharged within thirty (30) days (for this purpose a mere arrest of a ship for security shall be disregarded); or

15.2.4

the Defaulting Shareholder becomes insolvent or is unable to pay its debts or commences negotiations or enters into any compromise, composition or other arrangements for the benefit of its general creditors; or

15.2.5

an encumbrancer takes possession of, or an administrator, administrative receiver, receiver or trustee or similar official is appointed over the whole or a material part of the Defaulting Shareholder’s undertaking, property or assets; or

15.2.6

an order is made or a bona fide resolution is passed for the Defaulting Shareholder’s winding up or bankruptcy, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder (which approval shall not be unreasonably withheld); or

15.2.7	any of the events described in Clauses 15.2.3 to 15.2.6 occurs in relation to a Guarantor.

15.3

The other Shareholder is entitled to remedy any default under Clause 15.2.1 or 15.2.2 committed by the Defaulting Shareholder and the cost of the remedy shall be deemed to be a debt due from the Defaulting Shareholder to the other Shareholder repayable upon demand, upon which interest shall be calculated at the rate of five hundred per cent. (500%) per annum above LIBOR (the “Specified Rate”) (both before and after judgment) from the date of such advance to the date of actual payment, and all interest shall be compounded semi-annually, and the default shall not be considered remedied for the purposes of those Clauses until the Defaulting Shareholder has paid that cost to the other Shareholder.

15.4

Upon the occurrence of a default of the kind referred to in Clause 15.1.1, it is agreed that any amount which the Defaulting Shareholder is or may be entitled to receive as a dividend shall be waived by the Defaulting Shareholder and shall be retained by the Joint Venture Company and applied against the obligation in respect of which the Defaulting Shareholder is in default, including interest (calculated in accordance with Clause 15.3) thereon, until the obligation is satisfied in full.

15.5

Upon the occurrence of any of the events set out in Clause 15.2, then the Defaulting Shareholder shall be deemed to have given a notice to the other Shareholder (the “Offeree”), offering to sell in the first instance to the Offeree, all the Shares and Shareholder Loans (together, the “Deemed Offered Shares”) held by the Defaulting Shareholder.

15.6

15.6.1	The following provisions shall apply in determining the purchase price of the Deemed Offered Shares.

15.6.2	The purchase price of the Deemed Offered Shares shall be:

(a)	their fair value as agreed between the Shareholders; or

(b)

in default of agreement within fourteen (14) days after service of the Default Notice by the Offeree referred to in Clause 15.1, such sum as shall be certified (at the request of either Shareholder) by a firm of chartered accountants practising internationally (the “Expert”) (who shall not be the auditors for the time being of the Joint Venture Company) to be the fair value of the Deemed Offered Shares on the date on which the Default Notice was given. If the Shareholders are unable to agree on the identity of the Expert then either Shareholder may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales for the appointment of the Expert.

15.7	In so certifying, the Expert is irrevocably instructed:

15.7.1

to value the Shares to be bought and sold as the same proportion of the value of the Joint Venture Company as a whole on that date as the relevant shareholding bears to the whole issued ordinary share capital of the Joint Venture Company on that date; and

15.7.2

to obtain and to take into account valuations of the Vessels from two (2) ship brokers of international standing with appropriate LNG shipping experience, such valuations to take account of the Time Charters or other contracts of employment to which the Vessels may then be subject;

but otherwise the Expert shall take into account all such circumstances as shall seem to it relevant, including, without limitation, applicable practices in valuing the shares of companies carrying on similar businesses.

15.8

In so acting the Expert acts as expert and not as arbitrator and its decision shall (save in respect of manifest error) be final and binding on the Shareholders for all purposes and its costs and the costs of its appointment shall be borne in equal shares by the Shareholders.

15.9

For the purpose of this Clause 15 the Shareholders shall procure that the Joint Venture Company and the Vessel Owning Companies shall supply the Expert with all information which a prudent prospective purchaser of the entire issued share capital of the Joint Venture Company might reasonably require if he were to purchase the same from a willing vendor by private treaty on arm’s length terms and all other information which the Expert may reasonably request.

15.10

15.10.1

The Offeree shall, within fourteen (14) days from the date of determination of the value of the Deemed Offered Shares, by written notice to the Defaulting Shareholder indicate whether it intends to acquire the Deemed Offered Shares.

15.10.2

Upon the expiration of such fourteen (14) day period, the Offeree, if it has indicated such an intention, shall be bound to acquire and the Defaulting Shareholder shall be bound to sell the Deemed Offered Shares at the value so determined (or such of them as the Offeree indicated in its notice).

15.11

15.11.1

If, by reason of any breach by a Shareholder of this Agreement, or of any agreement between a Company and a Shareholder or its Affiliate, an event of default or potential event of default (however described) occurs under any of the Material Documents, then:

(a)

the Directors of each Company who were nominated by the other Shareholder (the “Innocent Shareholder”) shall be authorised to take on behalf of that Company and at its cost any action which they reasonably consider necessary, in the best interest of the Company, to remedy the event of default or potential event of default, and such action may include (without limitation) entering into or terminating any contract or agreement, or borrowing money from any person (including without limitation a Shareholder);

(b)	any such action shall not be considered a Reserved Matter;

(c)

if a shareholders’ resolution of the Joint Venture Company is required for any such action referred to above in this Clause 15.11.1, the presence of the Innocent Shareholder only is required to form a quorum at any meeting held to pass the resolution, and any such resolution shall be passed if the Innocent Shareholder votes in favour or makes such resolution in writing, and regardless of any vote cast by the other Shareholder; and

(d)

if a resolution of the Board of any Company is required for any action referred to above in this Clause 15.11.1, the presence of the Directors appointed by the Innocent Shareholder only is required to form a quorum at any meeting held to pass the resolution, and any such resolution shall be passed if the Directors appointed by the Innocent Shareholder vote in favour or make such resolution in writing, and regardless of any vote cast by the other Directors.

15.11.2	The provisions of this Clause 15.11 shall be without prejudice to any of the Innocent Shareholder’s rights under this Clause 15 or at law.

15.11.3	The Innocent Shareholder shall notify the other Shareholder in writing before any action described in Clause 15.11.1 is taken and specify in reasonable detail the action to be taken.

16.	DIVIDEND POLICY

Subject to the prudent retention of profits by way of reserve, to each Company’s obligations to financiers, and to the working capital and cash flow requirements of the Companies, the Companies shall distribute, by way of dividend in respect of each of their financial years, and as soon as reasonably practicable after the end of each financial year and on an interim basis at the end of each quarter of each financial year, such of their profits as are available for distribution in accordance with applicable law.

17.	DEADLOCK

17.1

The Shareholders shall use all reasonable endeavours, in relation to any matter which requires their unanimous agreement to agree a common position and, subject to agreement being reached on such common position, to exercise their votes (and votes of the nominated Directors) in each Company jointly and in furtherance of the common position.

17.2

If there is a dispute or disagreement between the Shareholders as to any question which either of them (in its sole judgement) shall consider is of fundamental importance to the future of the Joint Venture Company, or its Business, then at the option of either Shareholder (as applicable), the matter in question shall be considered at the next meeting of the Board of the Joint Venture Company.

17.3

If at the next meeting of the Board of the Joint Venture Company, no resolution is carried in relation to the matter by reason of an equality of votes for and against any proposal for dealing with it, or for any other reason, then a Shareholder may give notice in writing (a “Deadlock Notice”) to the other referring to the matter in dispute and specifying that the provisions of Clause 17.4 shall apply.

17.4

Following service of a Deadlock Notice, either Shareholder may request the matter be referred to the Chief Executive Officers or such appropriate senior executives as such Shareholder may nominate by written notice to the other (the “Nominated Senior Executives”). The Nominated Senior Executives shall meet within 20 days and seek in good faith to resolve the matter in dispute. If the matter in dispute has not been resolved at the meeting referred to above or following such further period as the Nominated Senior Executives may agree (the “Deadlock Period”), then either of the Shareholders (the “Offeror”) may give notice in writing (the “Offer Notice”) within the period of 10 Business Days following expiry of the Deadlock Period to the other (the “Offeree”) offering to sell to the Offeree all of the Shares and Shareholder Loans relating to the Joint Venture Company (the “Deadlock Company”) which are owned by the Offeror for the amount per Share (the “Share Amount”) and/or amount per $1 outstanding on such Shareholder Loans (the “Loan Amount” and together with the Share Amount the “Amounts”) specified in the Offer Notice (the “Offer”).

17.5

Subject to Clause 17.6, the Offeree shall have a period of 20 Business Days (the “Acceptance Period”) commencing with the Business Day following the date of receipt of the Offer Notice in which to accept or decline the Offer by written notice to the Offeror. If the Offeree accepts the Offer within the Acceptance Period, the Offeror shall sell to the Offeree (or such person as the Offeree shall nominate) and the Offeree, or such person as the Offeree shall nominate, shall purchase from the Offeror all of the Shares and Shareholder Loans owned by the Offeror at a price equal to the Amounts.

17.6

If the Offeree declines the Offer or fails to respond to the Offer Notice within the Acceptance Period the Offeree shall sell to the Offeror (or such person as the Offeror shall nominate) and the Offeror (or such person as the Offeror shall nominate) shall purchase from the Offeree all Shares and Shareholder Loans held by the Offeree at a price equal to the Amounts.

17.7

If each of the Shareholders delivers an Offer Notice in the terms set out in Clause 17.4 and each of such notices is received or deemed to be received upon the same calendar day, then the party whose Offer Notice specifies the higher Amounts shall be deemed to be the Offeror for the purposes of Clause 17.4 and the provisions of Clauses 17.4, 17.5 and 17.6 shall apply save that the Acceptance Period shall be a period of 25 Business Days from the Business Day following receipt (or deemed receipt) of the Offer Notices.

17.8

Subject to Clause 17.6, if an Offer Notice from one party (the “First Party”) is received or deemed to be received by the other party on a calendar day after the calendar day on which an Offer Notice from the other party is received by the First Party, the Offer Notice received on the later calendar day shall be of no effect.

17.9

If either Shareholder (the “Purchaser”) becomes obliged or agrees under the terms of Clauses 17.4 to 17.7 to purchase the Shares and/or Shareholder Loans which are owned by the other (the “Vendor”) the sale of such Shares and/or Shareholder Loans shall be completed on such date (being a Business Day) as the Purchaser may specify to the Vendor provided that the date so specified shall not be less than 14 nor more than 21 Business Days after the expiry of the Acceptance Period and the provisions of Clause 11 shall apply mutatis mutandis thereto.

17.10

If neither Shareholder issues an Offer Notice within the period of 10 Business Days following expiry of the Deadlock Period pursuant to the terms set out in Clause 17.4 either party may elect to place the Joint Venture Company in liquidation.

17.11	Any contemplated change of ownership resulting from this Clause 17 shall always be subject to the provisions of the Time Charters.

18.	FURTHER ASSURANCE

18.1

Each of the Shareholders hereby undertakes that it (and any nominee for it) will execute such deeds, sign such documents, attend such meetings, exercise such votes, pass such resolutions and generally do and procure all things as may be necessary or convenient for the implementation of this Agreement.

18.2

Each of the Shareholders hereby further undertakes that it shall, and shall use all reasonable endeavours to procure that any other necessary party shall, execute all such documents and do all such acts and things as may be required to ensure that each party hereto shall have the benefits and burdens of the rights and obligations respectively in accordance with the terms and conditions of this Agreement.

19.	COSTS

19.1

Each Shareholder shall bear its own legal and other costs to the extent that it appoints its own legal or other advisers in connection with the negotiation of this Agreement and related agreements to be executed pursuant to this Agreement.

19.2

All taxes, duties, fees and third party expenses necessarily incurred in connection with the incorporation of the Joint Venture Company shall be borne and shared by the parties jointly on the basis of 50% of the costs being the responsibility of Teekay and 50% of the costs being the responsibility of CLNG. All costs incurred in the administration of the affairs of each Vessel Owning Company shall be borne by that Vessel Owning Company.

20.	PROVISIONS RELATING TO THIS AGREEMENT

20.1

Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement and supersedes all earlier agreements of any kind, understandings and arrangements, whether oral or in writing, regarding the same (including the Memorandum of Understanding dated 30 October 2013 made between the parties hereto), all of which are hereby terminated and shall cease to have effect in all respects, and there are no collateral or supplemental agreements relating to this Agreement other than those (if any) executed contemporaneously with this Agreement.

20.2	Waiver of other representations. Each Shareholder:

(a) acknowledges and agrees that in entering into this Agreement and the documents and transactions contemplated under this Agreement, it does not rely on and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether a party to this Agreement or not), other than is expressly set out in this Agreement. The only remedy available to each of the party to this Agreement shall be the breach of contract under the terms of this Agreement. Nothing in this Clause 20.2 shall however operate to exclude any liability for fraud;

(b) irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation, or breach of any warranty, not contained in this Agreement or any such collateral or supplemental agreement unless such misrepresentation or warranty was made fraudulently.

20.3	No rescission. Each party irrevocably and unconditionally waives any right it may have to rescind this Agreement.

20.4	Assignment. This Agreement shall be binding on and enure for the benefit of each party’s successors and assigns save that:

(a) any purported assignment, charge, transfer or other disposition by a party of the benefit of this Agreement (or any related document) or of any of its claims or rights (whether to damages or otherwise) or obligations arising under or in connection with this Agreement (or any related document) which is made without the other parties’ prior written consent shall be void for all purposes; and

(b) any party in breach of Clause 20.4(a) shall not be entitled to recover damages or exercise any other remedy in respect of any loss which may be sustained by any other person who at any time has any right or interest relating to this Agreement as a result of any such breach.

20.5

No Right of set-off. No party shall be entitled to set off against any sums owing by it to any other party or any of them under or in connection with this Agreement or any related document any sums owing by such other party to it under or in connection with this Agreement or any related document.

20.6

Waiver of this Agreement. In its sole and absolute discretion, any party may waive (in whole or in part) any provision of, or any of its rights under, this Agreement or any related document, and may do so in writing, unconditionally or subject to any terms which it thinks fit.

20.7	Variations, waivers to be in writing. Any variation of this Agreement, or any waiver connected with this Agreement, shall be void for all purposes unless:

(a) in the case of a variation, it is agreed to in writing signed by on behalf of each of the parties; or

(b) in the case of a waiver, it is set out in writing signed by or on behalf of the party granting the waiver.

20.8

Obligations to procure. Notwithstanding any other provisions in this Agreement and where under this Agreement a Shareholder undertakes to procure any action on the part of the Company, that Shareholder will be deemed to have complied with that undertaking if it had used its best efforts to procure such action including proposing and voting in favour of all relevant and necessary resolutions.

20.9

Rights not affected by signature. Without limiting the generality of Clause 20.8, no party shall lose, or be precluded (permanently or temporarily) from exercising, any right or remedy which is conferred on it by this Agreement or any right or remedy which it has in connection with this Agreement under the general law as a result of this Agreement having been signed or of any delay, acquiescence or lack of diligence on its part in seeking relief or by any act or course of conduct by it which would otherwise imply that it was affirming this Agreement (or a related agreement) after a breach by one or more of the other parties, nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

20.10

Provisions of Agreement severable. If any one or more of the provisions of this Agreement is, or becomes, invalid, unenforceable or illegal in whole or in part, the validity, enforceability or legality of the remaining provisions shall not be impaired.

20.11

Interest for late payment. Any sum owing by either party under this Agreement shall carry interest from the day after the date on which it is payable until actual payment at the Specified Rate. Such interest will be compounded semi-annually and payable after as well as before any judgment.

20.12

Counterparts. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but shall not be effective until each party has executed at least one counterpart, but all the counterparts shall together constitute one and the same instrument.

20.13	No partnership. Nothing in this Agreement shall create a partnership between the parties hereto or any of them.

20.14

Supremacy of this Agreement. If any of the provisions of this Agreement are inconsistent with or in conflict with any of the provisions of the Constitution of a Company then, to the extent of any such inconsistency or conflict, the provisions of this Agreement shall prevail as between the Shareholders so long as this Agreement remains in force and the Shareholders shall procure that such Constitution is amended accordingly and shall not exercise any rights conferred on them by the Constitution which are or may be inconsistent or in conflict with this Agreement.

20.15

Third Party Rights. This Agreement is made for the benefit of the parties hereto and their successors and permitted assigns only and is not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

20.16	Anti-corruption. Notwithstanding anything to the contrary in this Agreement, each of the Shareholders undertakes to the other that:

(a) neither it, its Affiliates nor any of their respective directors, employees or agents will engage in any activity, practice or conduct which would constitute an offence under the US Foreign Corrupt Practices Act of 1977 as amended or the UK Bribery Act 2010 (or which could constitute such an offence if the same had occurred in the United States of America or the United Kingdom, respectively), or, any other applicable laws, statutes, regulations or codes relating to anti-bribery and anticorruption, in relation to the Companies and their respective operations;

(b) it has and will maintain in place, adequate procedures designed to prevent any Associated Person from undertaking any conduct that would give rise to an offence under section 7 of the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act 1977 or any other applicable laws, statutes, regulations or codes relating to anti-bribery and anticorruption;

(c) none of its officers, employees or other persons associated with such party have been convicted of any offence involving bribery, corruption, fraud or dishonesty;

(d) no officer, director, shareholder, employee or agent of each party is a Foreign Official as such term is defined in the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act 1977;

(e) it shall indemnify the other party against any losses, liabilities, damages, costs (including but not limited to legal fees) and expenses incurred by, or awarded against, such party as a result of any breach of this Clause 20.16;

(f) from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under this and will provide any information reasonably requested by the other party in support of such compliance; and,

(g) it shall promptly notify the other party if, at any time during the term of this Agreement, its circumstances, knowledge or awareness changes such that it would not be in compliance with its undertakings under this clause.

Breach of any of the undertakings in this clause 20.16 shall be deemed to be a material breach of this Agreement and entitle the other party or other parties to terminate this Agreement.

If any party terminates this Agreement for breach of this clause 20.16, the party in breach of this clause 20.16 shall not be entitled to claim compensation or any further remuneration, regardless of any activities or agreements with additional third parties entered into before such termination.

Regardless of any other provision in this Agreement, each party shall not be obligated to do, or omit to do, any act which would, in its reasonable opinion, put it in breach of any of the undertakings in this clause.

21.	NOTICES

21.1

All notices (which expression includes any demand, request, consent or other communication) to be given by one Shareholder to the others under this Agreement, shall be in the English language, in writing and (unless delivered personally) shall be given by telefax (confirmed by letter, which if sent internationally shall be sent by courier) and be addressed:

21.1.1	in the case of Teekay as follows:

4th Floor, Belvedere Building

66 Pitts Bay Road

Hamilton, HM 08 Bermuda

Mailing address: Suite No. 1778

48 Par-la Ville Road

Hamilton, HM11, Bermuda

Telefax No: +441 292 3931

Attn: Secretary;

cc Teekay Shipping (Canada) Ltd.

Suite 2000 Bentall 5

550 Burrard Street

Vancouver BC V6C 2K2

Canada

Attn: President, Teekay Gas Services

Telefax No: +1 604 609 6448;

21.1.2	in the case of CLNG as follows:

Room 912, 9th Floor, China Merchants Tower,

Shun Tak Centre, 168-200 Connaught Road,

Central, Hong Kong

Attn: General Manager

Telefax No: ++852 2587 8371

21.2	If a Shareholder wishes to change its address for communications, the one shall give to the others not less than seven (7) days’ notice in writing of the change desired.

21.3

Notices to a Shareholder addressed as provided above shall be deemed to have been duly given when despatched provided that the correct answerback has been received (in the case of telefax), when delivered (in the case of personal delivery), two (2) days after posting (in the case of letters sent within the same country), or (in the absence of evidence of earlier receipt) five (5) days after despatch (in the case of letters sent internationally by courier), provided that in proving the time of such despatch it shall be sufficient to show that the envelope containing such notice was properly delivered to the courier. In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

22.	APPLICABLE LAW AND ARBITRATION

22.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

22.2

Any dispute arising out of or connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 22.

22.3	The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ Association (LMAA) Terms current at the time when arbitration proceedings are commenced.

22.4

The reference shall be to three (3) arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

22.5

Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

IN WITNESS whereof this Agreement has been executed by the parties hereto the day and year first above written.

SIGNED	)
for and on behalf of	)
TEEKAY LNG OPERATING LLC	)
by	)
in the presence of:	)

SIGNED	)
for and on behalf of	)
CHINA LNG SHIPPING	)
(HOLDINGS) LIMITED	)
by	)
in the presence of:	)

SCHEDULE 1

RESERVED MATTERS

1.	Approval of the Annual Budget of the Company.

2.

Make any expenditure not allowed for in the Annual Budget of the Company to the extent that the relevant expenditure exceeds the greater of $100,000 or 10% of the figure budgeted as the total for the relevant items of expenditure.

3.	Make any change in the corporate domicile or tax residence or status of the Company.

4.

Change the registry and flag of any Vessel from the Bahamas or the Classification Society of any Vessel from any classification society not included within the International Association of Classification Societies.

5.

Make any borrowings, enter into any hire purchase, lease, credit sale or similar agreement or give any guarantee or indemnity, or change the terms of such borrowings, agreements or guarantee or indemnity, other than as provided in this Agreement or in any document executed pursuant to this Agreement.

6.	Factor or discount any book debts of the Company.

7.

Create or permit to subsist any mortgage, charge or pledge or other encumbrance (excluding, in the case of the Vessels, liens arising by operation of law or in the ordinary course of operation of the Vessels and being promptly discharged or secured) on or over any Vessel or the Shares of any Company or over any other asset of a Company, or change the terms of such mortgage, charge, pledge or other encumbrances, other than as provided in this Agreement or in any agreement executed pursuant to this Agreement.

8.	Make any loan or advance or otherwise give credit to any person, or change the terms of such loan, advance or giving of credit, except for the purpose of making deposits with its bankers.

9.

Enter into any guarantee or stand surety for the obligation of any third party other than in the ordinary course of its Business or as provided in this Agreement or in any agreement executed pursuant to this Agreement, or change the terms of such guarantee or stand surety.

10.

Alter or modify the rights attached to any Shares of the Company or make any alterations to its articles of incorporation and by-laws or its memorandum and articles of association or other constitutional documents.

11.	Increase its nominal share capital or issue any share or loan capital or grant any option to subscribe for any of its share or loan capital, or securities convertible into share or loan capital.

12.

Acquire, whether by formation or otherwise, any interest in any body corporate nor effect or permit the disposal or dilution of its interest, directly or indirectly, in any Company or other body corporate, whether by the sale, allotment or issue of any shares (or securities convertible into shares) in such entity’s capital otherwise to the Joint Venture Company or any reduction in the voting power or other powers of control exercisable in relation to the any such entity, directly or indirectly, by the Joint Venture Company.

13.	Sell, transfer, lease, license or in any way dispose (whether in a single transaction or series of transactions) of:

(a)	any Vessel or other ship;

(b)	all or a material part of the undertaking, property, business or assets of the Company,

or agree to do so.

14.

Conclude (insofar as the relevant agreement has not already been concluded) or renew on expiry, vary or terminate, make any prepayment under, or release any of the other parties thereto from any of their material duties and liabilities thereunder or waive any breach of any of the said duties and liabilities or consent to any such act or omission of any such party which would otherwise constitute such a breach in respect of any material agreement of the Company.

15.

Give any waiver, approval or consent, other than any which cannot reasonably be considered to be of material importance or value, under any material agreement of the Company, unless it is obliged by the terms of such agreement to give such waiver, approval or consent.

16.

Make any alterations to the nature of, or cease to carry on, the Business of the Company or make any amendment of or variation to, or the execution, or conclusion, renewal, and/or termination of the agreed form of any of the documents referred to in this Agreement, including, and subject to the consent of the Charterer where required, but not limited to any Time Charter, any Shipbuilding Contract, any Supervision Agreement, any Ship Management Agreement or the Corporate Service Agreement, or any other time charter or contract for the employment of any Vessel, or the giving of any release or waiver thereunder unless such termination is made as a consequence of a sale or other disposal of the relevant Vessel or the total loss of the relevant Vessel, provided that there shall be disregarded any such matter which cannot reasonably be considered material, or appoint a replacement of the Ship Manager.

17.	Pay fees or salaries or provide other benefits to the Directors of the Company other than on commercial, arm’s length basis and on the basis that all Directors are treated in like manner.

18.	Enter into any agreement with a Shareholder or any of its Affiliates other than as provided in this Agreement or in any document executed pursuant to this Agreement.

19.	Make any change in the financial year, auditors, terms of appointment of auditors, or accounting or reporting policies and practices of the Company.

20.	Promote or take steps to effect a members’ voluntary winding-up or the making of an administration order, or pass any resolution for winding-up of the Company.

21.	Apply to the Courts to order a meeting of creditors or of members or of any class of members of the Company.

22.	Enter into any transaction or contract otherwise than on an arm’s length basis and in the ordinary course of the Business of the Company.

23.

Entry into or variation of any licence or other similar agreement relating to intellectual property to be licensed to or by the Company which is otherwise than in the ordinary course of its Business or agree to do so.

24.	Appoint or remove any Directors other than in accordance with the provisions of this Agreement and the Constitution of the Company.

25.	Register any transfer of any Shares otherwise than in accordance with this Agreement and the Constitution of the Company.

26.	Commit any Vessel to any charter or other contract of employment other than the relevant Time Charter.

27.	Capitalise or repay any amounts standing to the credit of any reserve of the Company or redeem or purchase its own Shares or establish any employee share option scheme of any kind whatsoever.

28.

Enter into any merger, consolidation, joint venture, partnership or other arrangement with any person whereby the profits of the Company may be shared other than as provided in this Agreement or in any agreement executed pursuant to this Agreement.

29.	Reduce the share capital of the Company.

30.	Appoint or remove bankers of the Company, or approve bank signing mandates, including signatories and the terms thereof, or any variation thereto.

31.

The engagement by the Company of any agent, manager, employee or consultant or any change in the terms of employment or service of any such agent, manager, employee or consultant, except as provided in this Agreement.

32.	The establishment of any retirement benefit scheme in relation to the employees of the Company or the making of any contribution to any third party scheme for the provision of retirement benefits.

33.

Appointing any committee of the Board of the Company or delegating any of the powers of the Board to any third party, or approving any transaction whereby the Business of the Company or part thereof would be controlled otherwise than by the Board.

34.	Establishing any share option or other incentive scheme for any Director, consultant or employee of the Company.

35.	The institution or settlement by the Company of any arbitration, litigation or similar proceedings relating to any claim totalling more than $1,000,000 or its equivalent in any other currency.

36.	Make, grant or allow any claim, disclaimer, surrender, election or consent for tax purposes.

37.

Consent to the obligations of the service provider under any Ship Management Agreement, Corporate Services Agreement or any Supervision Agreement being sub-contracted other than in accordance with the terms of such Agreement.

38.

Approval of the Annual Budget prepared in accordance with Clause 9, provided that if the Annual Budget is not agreed by the start of the relevant financial year to which such Annual Budget relates, the parties agree that the proposed draft Annual Budget prepared in accordance with Clause 9 in respect of such financial year shall be used as the provisional Annual Budget until such time as the Annual Budget is agreed.

SCHEDULE 2

COMPANY DETAILS

Name	TC LNG Shipping LLC

Date and country of incorporation	23 May 2014, Marshall Islands

Registration number	962975

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

Principal place of business	4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda

Directors	Yan Weiping Xu Jianping Mark Cave Andres Luna

Secretary	Mark Cave

Capital	US$650

Issued share capital	N/A

Members (with numbers of membership interests)	China LNG Shipping (Holdings) Limited - 50% membership interest Teekay LNG Operating L.L.C. - 50% membership interest

Bankers	[tba]

Auditors	KPMG

Accounting reference date	31 December

Name	DSME Hull No 2423 LLC DSME Hull No 2425 LLC DSME Hull No 2430 LLC DSME Hull No 2431 LLC DSME Hull No 2433 LLC DSME Hull No 2434 LLC

Date and country of formation	27 May 2014, Marshall Islands

Registered number:

DSME Hull No 2423 LLC DSME Hull No 2425 LLC DSME Hull No 2430 LLC DSME Hull No 2431 LLC DSME Hull No 2433 LLC DSME Hull No 2434 LLC	962978 962979 962980 962981 962982 962983

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

Principal place of business	4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda

Directors	Yan Weiping Xu Jianping Mark Cave Andres Luna

Secretary	Mark Cave

Capital	US$650

Issued Share Capital	N/A

Members (with numbers of membership interests)	TC LNG Shipping LLC, 100% membership interest

Bankers	[tba]

Auditors	KPMG

Accounting reference date	31 December

SCHEDULE 3

FORM OF ANNUAL BUDGET

OPEX	Budget 201x	Comments Budget 201x
Z - VESSEL OPERATING EXPENSE	0
Z1 - Opex Categories	0
A - Crew/Manning
B - Contracts
C - Insurance
D - Tax & Registration
E - Services, Spares & Consumables
F - Inspection
G - Port Expenses
J - Damage
K - Provisions, Projects
L - Capital Expenses
N - Lay Up Costs
O - Opex Suspense
V - Opex Rebates
Z2 - Fleet Overhead	0

SCHEDULE 4

FORM OF SUPERVISION AGREEMENT

SCHEDULE 5

FORM OF CORPORATE SERVICES AGREEMENT

SCHEDULE 6

FORM OF SHIPMANAGEMENT AGREEMENT